As filed with the Securities and Exchange Commission on December 6, 2000.
                                                Registration No. 333-__________.
================================================================================
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                IVAX CORPORATION

             (Exact name of registrant as specified in its charter)

              Florida                                          16-1003559
              -------                                          ----------
  (State or other jurisdiction of                           (I.R.S. Employer
   incorporation or organization)                          Identification No.)

                             4400 Biscayne Boulevard
                              Miami, Florida 33137
                                 (305) 575-6000
                              --------------------
         (Address of principal executive offices, including zip code and telephone number)

                             Carol Gillespie, Esq.
                                 General Counsel
                                IVAX Corporation
                             4400 Biscayne Boulevard
                                 Miami, FL 33137
                                 (305) 575-6000
                                 --------------
                 (Name, address and telephone number, including
                        area code, of agent for service)

                                 With a Copy to:
                             Alison W. Miller, Esq.
                         Stearns Weaver Miller Weissler
                           Alhadeff & Sitterson, P.A.
                       150 West Flagler Street, Suite 2200
                              Miami, Florida 33130
                                 (305) 789-3200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                ----------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                                               Calculation of Registration Fee
==================================================================================================================================
     Title of each class of securities             Proposed Maximum Aggregate
           to be registered (1)                  Amount of Offering Price(2)(3)                   Registration Fee(4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share(5)                    (6)                                         (6)
----------------------------------------------------------------------------------------------------------------------------------
Debt Securities                                               (6)                                         (6)
----------------------------------------------------------------------------------------------------------------------------------
Total                                                     $400,000,000                                 $105,600
----------------------------------------------------------------------------------------------------------------------------------

(1) There are being registered hereunder such indeterminate number of shares of common stock, and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $400,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $400,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, warrants and debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, or pursuant to the antidilution provisions of any such securities.
(2) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(3) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(4) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(5) The aggregate amount of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) under the Securities Act.
(6) Not required to be included in accordance with General Instruction II.D. of Form S-3.

                                ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold by means of this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion Dated December 6, 2000

                                IVAX CORPORATION
                                  $400,000,000
                                 DEBT SECURITIES
              COMMON STOCK AND RELATED COMMON STOCK PURCHASE RIGHTS

                                 ---------------

From time to time we may sell up to $400,000,000 in the aggregate of any of the following securities:

o Our debt securities, which may consist of notes, debentures or other types of debt;

o Shares of our common stock, together with their related common stock purchase rights;

We will describe the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the American Stock Exchange under the trading symbol "IVX".

See "Risk Factors" beginning on page for a discussion of factors that you should consider before making an investment decision.

                                ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ______________, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE

ABOUT THIS PROSPECTUS.........................................................1

WHERE YOU CAN FIND MORE INFORMATION...........................................1

INCORPORATION BY REFERENCE....................................................1

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...............................2

THE COMPANY...................................................................2

RISK FACTORS..................................................................3

USE OF PROCEEDS..............................................................11

RATIO OF EARNINGS TO FIXED CHARGES...........................................11

DESCRIPTION OF DEBT SECURITIES...............................................11

DESCRIPTION OF COMMON STOCK..................................................19

DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS..................................19

MATERIAL ARTICLE, BY-LAW AND FLORIDA LAW PROVISIONS..........................21

PLAN OF DISTRIBUTION.........................................................21

LEGAL MATTERS................................................................23

EXPERTS......................................................................23

                              ABOUT THIS PROSPECTUS

         This prospectus is a part of registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may from time to time sell any combination of the securities that we describe in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the next heading "Where You Can Find More Information."

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell securities and making offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time we deliver this prospectus or issue any of the securities this prospectus covers.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at:

         o Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549;
         o        Suite 1400, 500 West Madison Street, Chicago, Illinois
                  60661-2511; and
         o        Suite 1300, 7 World Trade Center, New York, New York 10048.

         You can also obtain copies of these materials from the public reference facilities of the SEC at prescribed rates. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it. In addition, you can inspect the reports, proxy statements and other information we file at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. In addition, information that we file with the SEC after the date of this prospectus will update and supersede the information contained in this prospectus and the incorporated filings. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents filed with the SEC:

         o our Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 30, 2000 as amended by our Form 10-K/A filed on May 1, 2000 and as amended by our Form 10-K/A filed on November 7, 2000;
         o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 filed on May 15, 2000;
         o our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 filed on August 14, 2000;
         o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 filed on November 7, 2000;

         o our Current Report on Form 8-K dated February 8, 2000 and filed on February 11, 2000;
         o the description of our common stock contained in our Registration Statement on Form 8-B filed on July 28, 1993;
         o the description of our common stock purchase rights contained in our Current Report on Form 8-K dated December 19, 1997 and filed on December 31, 1997; and
         o all other documents we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of the filing of this Registration Statement and before its effectiveness and all such documents that we file after its effectiveness and before the termination of the offering, each of which will be deemed to be a part of this prospectus from the date of filing, except otherwise provided in such filing.

         To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write to or call:

                                IVAX Corporation
                             4400 Biscayne Boulevard
                              Miami, Florida 33137
                         Attention: Corporate Secretary
                          Phone Number: (305) 575-6000

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements," or statements that are based on current expectations, estimates and projections rather than historical facts. We make these forward-looking statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond our control. Forward-looking statements typically include the words "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Many of these risks and uncertainties are included under the caption "Risk Factors."

         Our actual results could differ materially from those which these forward-looking statements contemplate as a result of factors including but not limited to economic, competitive, governmental and technological factors affecting our operations, markets, products and prices, and other factors that we discuss elsewhere in this prospectus and the other documents we file with the SEC.

         In light of these risks and uncertainties, the results and events the forward-looking information contained in this prospectus contemplates might not occur. We caution you not to place undue reliance on these forward-looking statements.

                                   THE COMPANY

         We are a multi-national company engaged in the research, development, manufacture and marketing of pharmaceutical products. We have subsidiaries located throughout the world, some of which are among the leading pharmaceutical companies in their markets. Our current business is well established, generating net revenues in 1999 of $656 million and net income of approximately $70 million. While we expect continued growth from our current products, we recognize that our long-term growth will depend on the discovery and development of new products that will satisfy currently unmet medical needs. In an effort to further our growth, we are focusing on expanding our portfolio of proprietary pharmaceutical products and brand name pharmaceutical products through our research and development efforts and through strategic acquisitions and collaborations. Although our strategy is to continue to expand our generic business, we currently anticipate that the sale of proprietary and brand name products will generate an increasing amount of our future revenues.

         We market several brand name pharmaceutical products and a wide variety of generic and over-the-counter pharmaceutical products, primarily in the United States and the United Kingdom. We also maintain operations in Argentina, China, the Czech Republic, France, Germany, Hong Kong, Hungary, India, Ireland, Italy, Kazakhstan, Latvia, Peru, Poland, Russia, the Slovak Republic, Ukraine, Uruguay, and Venezuela. We also market our products through distributors or joint ventures in other foreign markets. Our principal executive offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137, and our telephone number is
(305) 575-6000.

                                  RISK FACTORS

         You should carefully consider the following risks before making an investment decision. These and other risks could materially and adversely affect our business, operating results or financial condition. You should also refer to the other information contained or incorporated by reference in this prospectus, before making an investment decision.

Risks Relating to Our Company

Our research and development expenditures may not result in commercially successful products.

         We spent approximately $54.2 million during 1999 on our research and development efforts. We budgeted approximately $80 million in the year 2000 for research and development expenditures and may in the future increase the amounts we expend for research and development. These amounts represent a significant increase in the amounts we allocated to research and development in prior periods. As a result, our research and development expenditures may have an adverse impact on our earnings in the short term. Further, we cannot be sure that our research and development expenditures will, in the long term, result in the discovery or development of products which prove to be commercially successful.

Our potential acquisitions may reduce our earnings, be difficult for us to combine into our operations or require us to obtain additional financing.

         We search for and evaluate acquisitions which will provide new product and market opportunities, benefit from and maximize our existing assets and add critical mass. On June 20, 2000 we announced that we had acquired Laboratorios Elmor S.A., a pharmaceutical company based in Venezuela, and on September 7, 2000 we announced that we had completed our acquisition of Wakefield Pharmaceuticals, Inc., a privately held company located in Alpharetta, Georgia. Wakefield Pharmaceuticals markets and sells respiratory products to allergists, ear, nose and throat doctors, lung doctors and primary care physicians. Additionally, on October 12, 2000 we announced that we had entered into an agreement to acquire Laboratorios Fustery, a Mexican pharmaceutical company which markets and distributes a broad range of medicines. Acquisitions commonly involve risks and may have a material effect on our results of operations. Any acquisitions we make may fail to accomplish our strategic objectives, may not be successfully combined with our operations and may not perform as expected. In addition, based on current acquisition prices in the pharmaceutical industry, our acquisitions could initially reduce our per share earnings and add significant intangible assets and related goodwill amortization charges. Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in additional leverage, or increased debt obligations as compared to equity, and dilution of ownership. We may not be able to finance acquisitions on terms satisfactory to us.

We depend on our development, manufacture and marketing of new products for our future success.

         Our future success is largely dependent upon our ability to develop, manufacture and market commercially successful new pharmaceutical products and generic versions of pharmaceutical products that are no longer subject to patents. Generally, the commercial marketing of pharmaceutical products depends upon:

         o        continually developing and testing products;
         o proving that new products are safe and effective in clinical trials;
         o proving that there is no significant difference in the rate and extent to which the active ingredient in the generic product becomes available at the site of drug action as compared to the brand name version; and
         o        receiving requisite regulatory approval for all new products.

         Delays in the development, manufacture and marketing of new products will impact our results of operations. Each of the steps in the development, manufacture and marketing of our products, as well as the process taken as a whole, involves significant periods of time and expense. We cannot be sure that:

         o any of our products presently under development, if and when fully developed and tested, will perform as we expect;
         o we will obtain necessary regulatory approvals in a timely manner, if at all; or
         o we can successfully and profitably produce and market any of our products.

We depend on our patents and proprietary rights and cannot be certain of their confidentiality and protection.

         Our success with our proprietary products depends, in large part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have numerous patents covering our technologies. We have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. The United States Patent and Trademark Office does not publish patent applications or make information about pending applications available to the public until it issues the patent. Since publication of discoveries in the scientific or patent literature tends to follow actual discovery by several months, we cannot be certain that we were the first to file patent applications on our discoveries. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or avoid the application of any existing or future patents that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products.

         We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with licensees, suppliers, employees and consultants. We cannot assure you that these parties will not breach their agreements with us. We also cannot be certain that we will have adequate remedies for any breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, we cannot be sure that our trade secrets and proprietary technology will not otherwise become known or that our competitors will not independently develop our trade secrets and proprietary technology or, if we do not receive patents for products arising from research, that we will be able to maintain the confidentiality of information relating to our products.

Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products.

         The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may have to defend against charges that we violated patents or proprietary rights of third parties. This is especially true for the sale of the generic version of products on which the patent covering the branded product is expiring, an area where infringement litigation is prevalent. Our defense against charges that we infringed third party patents or proprietary rights could require us to incur substantial expense and to divert significant effort of our technical and management personnel. If we infringe on the rights of others, we could lose our right to develop or make some products or could be required to pay monetary damages or royalties to license proprietary rights from third parties.

         Although the parties to patent and intellectual property disputes in the pharmaceutical product area have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, we cannot be certain that the necessary licenses would be available to us on terms we believe to be acceptable. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling a number of our products.

         When seeking approval of some of our products, we are also required to certify to regulatory authorities, such as the United States Food and Drug Administration, or FDA, that the product does not infringe upon third party rights. A patent holder may challenge our notice of non-infringement or invalidity by filing suit for patent infringement within 45 days of receiving our notice. If a patent holder makes this type of challenge, it would prevent regulatory approval in the United States until the suit is resolved or for at least 30 months. A challenge by a patent holder and the associated delay could result in additional expenses or could eventually prevent us from manufacturing and selling some of our products.

Marketing practices such as returns, allowances and charge-backs and marketing programs adopted by wholesalers may reduce sales revenues in subsequent periods.

         Based on industry practice, generic manufacturers, including us, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, the manufacturers give customers credits on the manufacturer's generic products which the customers hold in inventory after decreases in the market prices of the generic products. Like our competitors, we also give credits for charge-backs to wholesale customers that have contracts with us for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A charge-back is the difference between the price the wholesale customer pays and the price that the wholesale customer's end customer pays for a product. Although we establish reserves based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our reserves are adequate or that actual product returns, inventory allowances and charge-backs will not exceed our estimates. In the second quarter of 1996, based upon price declines at a time of significant inventory levels, these credits were approximately $44 million higher than the average levels that we experienced in prior quarters. Following our announcement of the expected credits prior to the end of the second quarter, the market price of our common stock immediately fell approximately 36%, and a number of persons subsequently filed class action litigation against us based on the decline. That class action litigation was resolved in our favor when the court dismissed it on the merits.

The concentration of ownership among our principal shareholders may permit those shareholders to influence corporate matters and policies.

         Our executive officers and directors and two additional shareholders currently have or share voting control over approximately 21.3% of our issued and outstanding common stock. As a result, these persons may have the ability to significantly influence the election of the members of our board of directors and other corporate decisions.

A number of internal and external factors have caused and may continue to cause the market price of our stock to be volatile.

         The market prices for securities of companies engaged in pharmaceutical development, including us, have been volatile. Many factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including without limitation:

         o the announcement of technological innovations or new commercial products by us or our competitors;
         o        changes in governmental regulation;
         o        regulatory approvals that we or our competitors obtain;
         o developments relating to patents or proprietary rights by us or our competitors;
         o publicity regarding actual or potential medical results for products that we or our competitors have under development; and
         o        period-to-period changes in financial results.

Political and economic instability and foreign currency fluctuations may adversely affect the revenues our foreign operations generate.

         Currency exchange fluctuations and restrictions, political instability in some countries, and uncertainty as to the enforceability of, and government control over, commercial rights may affect our foreign operations.

         We sell products in many countries that are susceptible to significant foreign currency risk. We generally sell these products for United States dollars, which eliminates our direct currency risk but increases our credit risk if the local currency devalues significantly and it becomes more difficult for customers to purchase the United States dollars required to pay us. Acquisitions we are currently evaluating or pursuing may increase our foreign currency risk. On May 25, 2000 we announced that we had purchased an additional 8.5% of our Czech Republic subsidiary, Galena, A.S., and during September and October 2000, Galena repurchased 2.6% of its shares bringing our ownership of Galena to 98%. Additionally, on June 20, 2000 we announced our acquisition of Laboratorios Elmor S.A., a pharmaceutical company based in Venezuela, and, on October 12, 2000, we announced that we had entered into an agreement to acquire Laboratorios Fustery, a Mexican pharmaceutical company which markets and distributes a broad range of medicines. Any future acquisition of additional operations that we may make may expose us to additional risk.

Future inability to obtain raw materials or products from contract manufacturers could seriously affect our operations.

         We currently obtain raw materials and other products from single domestic or foreign suppliers. Although to date we have not experienced difficulty in obtaining these raw materials and products, we cannot assure you that supply interruptions will not occur in the future or that we will not have to obtain substitute materials or products, which would require additional regulatory approvals. Further, we cannot assure you that our third party suppliers will continue to supply us. In addition, changes in our raw material suppliers could result in delays in production, higher raw material costs and loss of sales and customers because regulatory authorities must generally approve raw material sources for pharmaceutical products. Any significant interruption of supply could have a material adverse effect on our operations.

Increased indebtedness may impact our financial condition and results of operations.

         At September 30, 2000, we had approximately $297.6 million of consolidated indebtedness. We may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

         o we will use a portion of our cash flow from operations for the payment of any principal or interest due on our outstanding indebtedness;
         o our outstanding indebtedness and leverage will increase the impact of negative changes in general economic and industry conditions, as well as competitive pressures; and
         o the level of our outstanding debt may affect our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

         General economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control, may affect our future performance, and, as a result, may affect our ability to make principal and interest payments on our indebtedness. We anticipate that approximately $14.6 million of cash flow from operations will be required to discharge our annual obligations on our currently outstanding indebtedness. Our business might not continue to generate cash flow at or above current levels. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may, among other things:

         o        seek additional financing in the debt or equity markets;
         o        refinance or restructure all or a portion of our indebtedness;
         o        sell selected assets; or
         o        reduce or delay planned capital expenditures.

These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms.

We have enacted a shareholder rights plan and charter provisions that may have anti-takeover effects.

         We have in place a shareholders rights plan under which we issued common stock purchase rights. As a result of the plan, each share of our common stock carries with it one common stock purchase right. Each common stock purchase right entitles the registered holder to purchase from us one-half of a share of our common stock at a price of $15 per one-half of a share, subject to adjustment. The common stock purchase rights are intended to cause substantial dilution to a person or group who attempts to acquire us on terms that our Board of Directors has not approved. The existence of the common stock purchase rights could make it more difficult for a third party to acquire a majority of our common stock. Other provisions of our articles of incorporation and bylaws may also have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could have an adverse effect on the market price of our common stock.

Risks Relating to Our Industry

Our revenues and profits from generic pharmaceuticals will decline as we or our competitors introduce additional generic equivalents of those products.

         Revenues and gross profit derived from generic pharmaceutical products tend to follow a pattern based on regulatory and competitive factors unique to the generic pharmaceutical industry. As patents for brand name products and the related exclusivity periods established by regulation expire, the first generic manufacturer to apply for regulatory approval for a generic equivalent of a brand name product may be entitled to a 180-day period of marketing exclusivity under the Hatch-Waxman Act. During this exclusivity period, the FDA cannot approve any other generic equivalent. If we are not the first generic applicant, our generic product will be kept off the market for an additional 180 days after the brand name drug's patents expire. Whether due to the 180-day period of marketing exclusivity or other factors that delay the approval of other generic competitors, the first generic equivalent on the market is usually able to initially achieve relatively high revenues and gross profit. As other generic manufacturers receive regulatory approvals on competing products, prices and revenues typically decline. The timing of these declines is unpredictable and can result in a significantly curtailed period of profitability for a generic product. The level of revenues and gross profit attributable to generic products that we develop and manufacture is dependent, in part, on:

         o        our ability to develop and introduce new generic products;
         o        the timing of regulatory approval of generic products;
         o the number and timing of regulatory approvals of competing products;
         o strategies brand name companies adopt to maintain their market share; and
         o        our cost of manufacturing.

Generic products (but not including branded generic products) represented 59.0%, 50.9% and 33.6% of our revenues for the years ended December 31, 1999, 1998 and 1997, respectively, and 50.6% of our revenues for the nine months ended September 30, 2000.

Some large drug companies are selling their own generics and are finding new ways of extending their market exclusivity.

         In addition to competition from other generic drug manufacturers, we face competition from large drug companies as they increasingly sell their proprietary products into the generic market directly by establishing, acquiring or forming licensing or business arrangements with generic pharmaceutical companies. A large drug company may sell its proprietary products directly or through a third party to the generic market without any additional regulatory approvals and does not face any other significant barriers to entry into the generic market. In addition, many large drug companies are increasingly pursuing strategies to prevent or delay the introduction of generic competition. These strategies include, among others:

         o seeking to establish regulatory obstacles to demonstrating that there is no significant difference in the rate and extent to which the active ingredient in the generic product becomes available at the site of drug action as compared to the brand name counterpart;
         o instituting legal actions that automatically delay approval of generic products the approval of which requires certifications that the brand name drug's patents are invalid or would not be infringed by the generic;
         o obtaining approvals of patented drugs for a rare disease or condition and, as a result, obtaining seven years of exclusivity for that indication;
         o obtaining extensions of patent exclusivity by conducting trials of brand name drugs using children; and
         o persuading the FDA to withdraw the approvals of brand name drugs the patents for which are about to expire so that the brand name company can substitute a new patented product.

Additionally, in the United States, some companies have lobbied Congress for amendments to the Hatch-Waxman legislation which could give them additional advantages over generic competitors such as us. For example, although the life of a drug company's drug patent is extended for a period equal to the time that it takes the FDA to approve the drug, some companies have proposed eliminating the five-year maximum on the period of those patent extensions and extending the patent life by a full year for each year spent in clinical trials, rather than the one-half year that is currently allowed. If proposals like these become effective, our entry into the U.S. market and our ability to generate revenues associated with these products will be delayed.

Legislative proposals, reimbursement policies of third parties, cost containment measures and health care reform could affect the marketing, pricing and demand for our products.

         Various legislative proposals, including proposals relating to prescription drug benefits, could materially impact the pricing and sale of our products. Further, reimbursement policies of third parties may affect the marketing of our products. Our ability to market our products will depend in part on reimbursement levels for the cost of the products and related treatment established by health care providers, including government authorities, private health insurers and other organizations, such as health maintenance organizations, or HMOs, and managed care organizations, or MCOs. Insurance companies, HMOs, MCOs, Medicaid and Medicare administrators and others are increasingly challenging the pricing of pharmaceutical products and reviewing their reimbursement practices. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which would result in lower prices and a reduced demand for our product:

         o        the trend toward managed health care in the United States;
         o        the growth of organizations such as HMOs and MCOs;
         o legislative proposals to reform health care and government insurance programs; and
         o price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

These cost containment measures and health care reform proposals could affect our ability to sell our products.

         The reimbursement status of a newly approved pharmaceutical product may be uncertain. Reimbursement policies may not include some of our products. Even if reimbursement policies of third parties grant reimbursement status for a product, we cannot be sure that these reimbursement policies will remain in effect. Limits on reimbursement could reduce the demand for our products. The unavailability or inadequacy of third party reimbursement for our products would reduce or possibly eliminate demand for our products. We are unable to predict whether governmental authorities will enact additional legislation or regulation which will affect third party coverage and reimbursement that reduces demand for our products.

New developments by others could make our products or technologies non-competitive or obsolete.

         The markets in which we compete and intend to compete are undergoing rapid and significant technological change, and we expect these rapid and significant technological changes to continue. Any technological advances in the pharmaceutical industry may intensify competition. We cannot be sure that developments by others will not render our products or technologies obsolete or uncompetitive.

Our industry is highly competitive which affects our product selection, pricing, gross profit and market share.

         The pharmaceutical industry is intensely competitive. Most or all of the products that we sell or license will face competition from different chemical or other agents intended to treat the same diseases. Our current and future products will also face competition from traditional forms of drug delivery and from advanced delivery systems others are developing. Our competitors vary depending upon geographic regions, product categories, and within each product category, upon dosage strengths and drug delivery systems. Some of our major competitors are:

         o        3M
         o        Astra Zeneca
         o        Barr Laboratories
         o        Boehringer Ingelheim
         o        Bristol-Myers Squibb
         o        Geneva Pharmaceuticals
         o        Glaxo Wellcome
         o        Eli Lilly
         o        Mylan Pharmaceuticals
         o        Novartis Pharmaceuticals
         o        Schering-Plough
         o        Teva Pharmaceuticals

Our competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

         o        significantly greater financial resources;
         o        larger research and development and marketing staffs; or
         o larger production facilities or extensive experience in preclinical testing and human clinical trials.

Our industry is subject to government regulation that increases our costs and could prevent us from marketing or selling our products.

         Governmental authorities in the United States and other countries subject our operations to extensive regulation, including the regulation of the testing, approval, manufacture, labeling, marketing and sale of pharmaceutical products. We devote significant time, effort and expense addressing these extensive government regulations. Our failure to comply with these governmental regulations can result in fines, unanticipated compliance expenditures, interruptions of production and criminal prosecution. The process of obtaining regulatory approval is rigorous, time consuming and costly. We cannot be sure that we will obtain necessary approvals on a timely basis, if at all. Delays in receiving regulatory approvals would adversely affect our ability to market products commercially. The FDA and comparable foreign regulatory authorities may withdraw product approvals if we do not maintain compliance with regulatory standards or if we experience problems relating to our products after initial approval.

Consolidation of our customers or wholesaler programs could result in increased pricing pressures that may adversely affect our operating results.

         We make a significant amount of our United States generic pharmaceutical sales to a relatively small number of drug wholesalers and retail drug chains, which represent an essential part of the distribution chain of pharmaceutical products in the United States. These sales are primarily to:

         o        Amerisource Health Corporation
         o        Bergen Brunswig Corporation
         o        Cardinal Health, Inc.
         o        McKesson HBOC, Inc.
         o        Eckerd Corporation

Drug wholesalers and retail drug chains have undergone, and are continuing to undergo, significant consolidation. As a result, our customers are gaining more purchasing power and increasing the pricing pressures facing our United States generic pharmaceutical business. Further consolidation among our customers may result in even greater pricing pressures and correspondingly reduce the gross margins of this business. It may also cause such customers to reduce their purchases of our products. Additionally, many wholesalers have adopted programs under which they offer customers price discounts if they purchase a bundled supply of one generic supplier's products. These programs reduce the number of manufacturers selected to supply products to the wholesaler and increase the wholesaler's ability to influence its customers' buying decisions. These programs generally require that the manufacturer charge lower prices on the products they sell and permit wholesalers to maintain lower inventory levels. Wholesalers may continue these types of programs or adopt other programs that restrict the market for our products or require us to charge lower prices in order to access the portion of the market that they control, adversely affecting our results.

Our industry is susceptible to product-related liability claims that could require us to pay substantial sums.

         Like all pharmaceutical companies, we face the risk of loss and associated adverse publicity from product liability lawsuits. We cannot assure you that we can avoid product liability claims. We cannot be sure that our product liability insurance will be adequate to cover claims or that we will be able to get adequate insurance coverage in the future at acceptable costs. A successful product liability claim in excess of our coverage could require us to pay substantial sums.

                                 USE OF PROCEEDS

         Unless otherwise set forth in the applicable prospectus supplement, we anticipate that we will use the net proceeds of our offerings for general corporate purposes, which may include, but are not limited to:
         o        working capital,
         o        capital expenditures,
         o        acquisitions, and
         o        the repayment or refinancing of our indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The table below contains our consolidated ratio of earnings to fixed charges for the periods indicated:

                                            Nine months ended                   Year ended December 31,
                                            September 30, 2000         1999     1998     1997     1996     1995
                                            -------------------        ----     ----     ----     ----     ----
Ratio of earnings to fixed charges:                9.88x              15.31x    5.85x  (9.65x)  (10.53x)  15.46x

         The dollar amount of the coverage deficiency for the year ended December 31, 1997 was $160.5 million and for the year ended December 31, 1996 was $189.4 million. We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of computing this ratio, "earnings" consist of net income (loss) before provision for income taxes and minority interests minus fixed charges. "Fixed charges" consist of the sum of interest expense on indebtedness and interest within rental expense.

                         DESCRIPTION OF DEBT SECURITIES

         This prospectus describes the general terms and provisions of the debt securities that we may offer by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions that we describe in this prospectus apply to that particular series of debt securities. For a complete description of the material terms of a particular issue of debt securities, you must refer to both the prospectus supplement relating to that series and to the following description.

         If issued, we will issue the debt securities under an indenture between us and U.S. Bank Trust National Association, as trustee. The indenture is subject to, and governed by, the Trust indenture Act of 1939. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the material portions of the indenture below, but you should read the indenture for other provisions that may be important to you. We qualify the following summary in its entirety by reference to the provisions of the indenture.

General

         We will establish the terms of each series of debt securities that we will issue under the indenture by a resolution of our Board of Directors. We will detail the terms of the debt securities that we will offer in an officers' certificate under the indenture or by a supplemental indenture. We will describe the particular terms of each series of debt securities that we issue in a prospectus supplement relating to that series.

         Under the indenture, we can issue an unlimited amount of debt securities. We may issue the debt securities:

         o        in one or more series,
         o        with the same or various maturities,
         o        at par,
         o        at a premium, or
         o        at a discount.

         For each series of debt securities that we offer we will distribute a prospectus supplement that will disclose:

         o        the initial offering price,
         o the aggregate principal amount of that series of debt securities,
         o        the title of the debt securities,
         o any limit on the aggregate principal amount of the debt securities,
         o the date or dates on which we will pay the principal on the debt securities,
         o the annual rate or rates (which may be fixed or variable) or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest,
         o the date or dates from which interest will accrue, o the date or dates on which interest will commence and be payable, and o any regular record date for the interest payable on any interest payment date,
         o the place or places where we will pay the principal, premium, and interest with respect to the debt securities,
         o the terms and conditions upon which we may redeem the debt securities,
         o any obligation we have to redeem or purchase the debt securities under any sinking fund or similar provisions or at the option of a holder of debt securities,
         o the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations,
         o the denominations in which we will issue the debt securities will be issued, if we issue them other than denominations of $1,000 and any integral multiple thereof,
         o whether we will issue the debt securities in the form of certificated debt securities or global securities,
         o the portion of principal amount of the debt securities that we must pay if the maturity date of the debt security accumulates, if different than the principal amount,
         o        the currency of denomination of the debt securities,
         o the designation of the currency, currencies or currency unit in which we must pay the principal, premium and interest with respect to the debt securities,
         o if we must pay the principal, premium or interest on the debt securities in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which we will determine the exchange rate for these payments,
         o the manner in which we will determine the amounts of the principal, premium or interest we must pay on the debt securities, if we will determine these amounts by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index,
         o any provisions relating to any security that we will provide for the debt securities,
         o any addition to or change in the events of default that we describe in this prospectus or in the indenture,

         o any change in the acceleration provisions that we describe in this Prospectus or in the indenture,
         o any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities,
         o any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series, and
         o any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

         We may issue debt securities that provide that we must only pay an amount less than their stated principal amount if their maturity date accelerates. In the prospectus supplement, we will also provide you with information on the federal income tax considerations and other special considerations which apply to any of the particular debt securities.

         If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if we must pay the principal, premium and interest with respect to any series of debt securities in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and the applicable foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Payment of Interest and Exchange

         Each debt security will be represented by either

         o one or more global securities registered in the name of The Depository Trust Company, or DTC, as depositary, or a nominee of DTC, (a "book-entry debt security"), or
         o a certificate issued in definitive registered form (a "certificated debt security").

         We will describe whether the particular series of debt securities will be a book-entry debt security or a certificated debt security in the applicable prospectus supplement. Except as we describe under "Global Debt Securities and Book-Entry System" below, we will not issue book-entry debt securities in certificated form.

         Certificated Debt Securities. You may transfer or exchange "certificated debt securities," debt securities evidenced by a certificate, at the trustee's office or at paying agencies as we provide for in the indenture. We will not charge you any service charge for any transfer or exchange of certificated debt securities, but we may require you to pay of a sum sufficient to cover any tax or other governmental charge that may be required in connection with your transfer or exchange.

         You may transfer certificated debt securities and the right to receive the principal, premium and interest on certificated debt securities only by surrendering the certificate representing your certificated debt securities. After you surrender your certificated debt securities. We or the trustee will reissue your certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

         Global Debt Securities and Book-Entry System. A global debt security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same
         o        original issue date,
         o        date or dates on which
         o        we must pay principal and interest, and
         o        interest rate or method of determining interest.

         We will deposit each global debt security representing book-entry debt securities with, or on behalf of, the depositary, and register the global debt security in the name of the depositary or its nominee. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

         Only persons who have accounts with the depositary for the related global debt security, or participants, or a person that holds an interest through a participant may own beneficial interests in book-entry debt securities. When we issue a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the appropriate principal amounts of the book-entry debt securities that the participant owns. Any dealers, underwriters or agents participating in the distribution of the book-entry debt securities will designate the accounts that the depositary will credit. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests in book-entry debt securities will be effected only through, records that the depositary maintains for the related global debt security (for interests of participants) and on the that the participants maintain records for interests of persons holding through participants). The laws of some states may require that some purchasers of securities take physical delivery of their securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities, since we will not issue book-entry debt securities in certificated form, except under the special circumstances that we describe below.

         So long as the depositary, or its nominee, is the registered owner of a global debt security, we will consider the depositary or its nominee as the sole owner or holder of the book-entry debt securities represented by the associated global debt security for all purposes under the indenture. Except as we describe in this prospectus or the applicable prospectus supplement beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing their securities, and we will not consider them the owners or holders of those securities under the indenture. As a result, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the depositary's procedures for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

         We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise some rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under to the indenture.

         We will make payments of the principal, premium and interest on the book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests

         We expect that the depositary, upon receipt of any payment of the principal, premium or interest with respect to a global debt security, will immediately credit the participants' accounts with payments in amounts proportionate to the amounts of book-entry debt securities they each hold, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

         We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, or the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Holders of global debt securities may exchange their global debt securities for certificated debt securities if an event of default under the book-entry debt securities represented by those global debt securities has occurred and is continuing. We will register any certificated debt securities that we issue in exchange for a global debt security in the name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

         We have obtained the previous information in this section concerning the depositary and the depositary's book-entry registration and transfer system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Consolidation, Merger and Sale of Assets

         Under the indenture we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, and we may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

         o the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;
         o immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and
         o        we satisfy other conditions specified in the indenture.

Covenants

         Unless we state otherwise in:
         o the applicable prospectus supplement and in a supplement to the indenture,
         o        a resolution of our Board of Directors, or
         o an officers' certificate delivered under the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries' property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Events of Default

         Under the indenture, an "event of default" means, with respect to any series of debt securities, any of the following:

         o our default in the payment of any interest on any debt security of that series when it becomes due and payable, and the continuance of that default for a period of 30 days (unless we deposit the entire amount of the payment with the trustee or with a paying agent prior to the expiration of the 30-day period);
         o our default in the payment of principal or premium on any debt security of that series when due and payable;
         o our default in the deposit of any sinking fund payment, when and as due on any debt security of that series;

         o our default in the performance or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;
         o        some events of bankruptcy, insolvency or reorganization;
         o and any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

         No event of default for a particular series of debt securities, except for the events of default relating to events of bankruptcy, insolvency or reorganization, will necessarily constitute an event of default for any other series of debt securities.

         If an event of default under debt securities of any series occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under "Modification and Waiver" below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

         The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to some rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

         No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

         o that holder has previously given to the trustee written notice of a continuing event of default under the debt securities of that series; and
         o the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

         Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, premium and any interest with respect to that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

         The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement of our compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event or default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

         We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

         o change the amount of debt securities whose holders must consent to an amendment or waiver;
         o        reduce the rate of or extend the time for payment of interest
                  (including default interest) on any debt security;
         o        reduce the principal of or premium on or change the fixed
                  maturity of any debt security or reduce the amount of, or postpone the date fixed for, the deposit of any sinking fund payment or analogous obligation with respect to any series of debt securities;
         o reduce the principal amount of discount securities payable upon acceleration of maturity;
         o waive a default in the payment of the principal, premium or interest with respect to any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);
         o make the principal, premium or interest with respect to any debt security payable in currency other than that stated in the debt security;
         o make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal, premium and interest with respect to those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or
         o waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

         Except for some specified provisions of the indenture, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal, premium or any interest with respect to any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

         Legal Defeasance. The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations under the debt securities of any series (except for some obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be discharged when we deposit with the trustee, in trust, money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest, and any mandatory sinking fund payments for the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities.

         We will be discharged only if, among other things, we have delivered to the trustee an officers' certificate and an opinion of counsel stating that we have received from, or that the United States Internal Revenue Service has published a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that holders of the debt securities of the series from which we wish to be discharged will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

         Defeasance of Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with specified conditions or we may omit to comply with the restrictive covenants contained in Sections 4.2, 4.3, 4.4, 4.5, 4.6 and 5.1 of the indenture, as well as any additional covenants contained in a supplement to the indenture, a resolution of the Board of Directors or an officers' certificate delivered pursuant to the indenture.

         The conditions include:

         o our depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest, and any mandatory sinking fund payments or the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities; and
         o our delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

         Covenant Defeasance and Events of Default. In the event we exercise our option not to comply with some covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations we have deposited with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

         "Foreign government obligations" means for the debt securities of any series that are denominated in a currency other than U.S. dollars:

         o direct obligations of the government that issued or caused to be issued the currency in question for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or
         o obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Governing Law

         The indenture and the debt securities will be governed by, and construed under the internal laws of the State of Florida.

                           DESCRIPTION OF COMMON STOCK

         We have the authority to issue 350,000,000 shares of common stock, par value $0.10 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. The holders of common stock have equal, ratable rights to dividends from funds legally available for dividends, when, as and if declared by the board of directors, and are entitled to share ratably in all of the assets available for distribution to holders of common stock upon the liquidation, dissolution or winding-up of our affairs. Holders of common stock do not have preemptive, subscription or conversion rights. Our articles of incorporation do not include any redemption or sinking fund provisions. The outstanding shares of common stock are fully paid and nonassessable. Our articles of incorporation do not provide for cumulative voting by shareholders. Our common stock is listed on the American Stock Exchange under the trading symbol "IVX."

                   DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS

         On December 19, 1997, our Board of Directors declared a dividend of one common stock purchase right for each outstanding share of common stock. The dividend was payable as of December 29, 1997 to shareholders of record on that date. Each common stock purchase right entitles the registered holder to purchase from us one-half of a share of common stock at an exercise price of $15 per one-half of a share, subject to adjustments. The Rights Agreement between us and our rights agent describes, defines and provides the terms of the common stock purchase rights. The holders of common stock purchase rights may not exercise them, and we will not certificate them, until the distribution date. Until that time the common stock purchase rights trade automatically with the common stock. The common stock purchase rights will expire at the close of business on December 18, 2007, unless we redeem them earlier. The number of shares of common stock that we may issue upon exercise of the common stock purchase rights is subject to adjustment from time to time if we pay a stock dividend on, or subdivide or combine our common stock. The exercise price for the common stock purchase rights is subject to adjustment if we make extraordinary distributions of cash or other property to holders of our common stock. Until the holder of a common stock purchase right exercises its right, the holder of a common stock purchase right will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

Distribution Date

         Unless we redeem them earlier, the common stock purchase rights will become exercisable upon the close of business on the distribution date. The distribution date will be the earlier of:

         o the tenth day following a public announcement that a person or group of affiliated or associated persons, with some exceptions, has acquired beneficial ownership of 15% or more of our outstanding voting stock, (the person or group is referred to as an "acquiring person"), and
         o the tenth business day (or a later date as our board of directors may determine) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer, the completion of which would result in the ownership of 15% or more of our outstanding voting stock.

Effect of Triggering Event

         Unless we first redeem the common stock purchase rights, if after the time that a person becomes an acquiring person,

         o another entity acquires us in a merger or other business combination that results in the change or exchange of any shares of our common stock into or for other securities or assets, or
         o we sell or transfer more than 50% of our and our subsidiaries' (taken as a whole) assets or earning power in one or a series of related transactions,

then, the Rights Agreement provides that each holder of record of a common stock purchase right will from and after such date have the right to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a market value at the time of the transaction equal to two times the exercise price. In addition, unless we first redeem the common stock purchase rights, if a person or group (with certain exceptions) becomes the beneficial owner of 15% or more of our voting stock, the Rights Agreement provides that each holder of record of a common stock purchase right, other than the acquiring person (whose common stock purchase rights will upon the event become null and void), will after the event have the right to receive, upon payment of the exercise price, that number of shares of our common stock having a market value at the time of the transaction equal to two times the exercise price. The Rights Agreement also grants our Board of Directors the option, after any person or group acquires beneficial ownership of 15% or more of the voting stock but before there has been a 50% acquisition, to exchange one share of common stock for each then valid common stock purchase right (which would exclude common stock purchase rights held by the acquiring person that have become void).

Redemption

         At any time on or prior to the close of business on the tenth day after a person has become an acquiring person (or a later date as a majority of our board of directors may determine), we may redeem the common stock purchase rights in whole, but not in part, at a price of $.01 per common stock purchase right. Immediately upon the effectiveness of the action authorizing our redemption of the common stock purchase rights, the right to exercise the common stock purchase rights will terminate, and the only right of the holders of the common stock purchase rights will be to receive the redemption price.

Amendment

         For as long as we can redeem the common stock purchase rights, we may amend the common stock purchase rights in any manner, including extending the time period in which we can redeem the common stock purchase rights, except that we can not change the redemption price or date of expiration of the common stock purchase rights. At any time when we cannot redeem the common stock purchase rights, we may amend the common stock purchase rights in any manner that does not materially adversely affect the interests of holders of the common stock purchase rights as holders of the common stock purchase rights.

Some Effects of the Rights

         The common stock purchase rights have anti-takeover effects. If we do not redeem them, the common stock purchase rights will cause substantial dilution to a person or group who attempts to acquire us on terms which our board of directors has not approved. The common stock purchase rights should not interfere with any merger or other business combination which our board of directors has approved because we may redeem them at $.01 per common stock purchase right at any time until the close of business on the tenth day (or a later date as described above) after a person or group has obtained beneficial ownership of 15% or more of our voting stock.

               MATERIAL ARTICLE, BY-LAW AND FLORIDA LAW PROVISIONS

         We are subject to several anti-takeover provisions under Florida law. We are subject to the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to limited exceptions, that before we may consummate any "affiliated transaction," we must obtain the approval of:

         o the holders of two-thirds of our voting shares other than those beneficially owned by an "interested shareholder," or
         o        a majority of our disinterested directors.

         Additionally, under Florida law voting rights are generally conferred on "control shares" acquired in specified control share acquisitions only as permitted by a resolution that our shareholders approve, excluding holders of shares defined as "interested shares."

         Florida law presently limits the personal liability of a corporate director for monetary damages, except where the director:

         o        breaches his or her fiduciary duties, and
         o the breach constitutes or includes certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

         Our bylaws include an advance notice provision under which any shareholder wishing to make nominations for election to our Board of Directors at a meeting of the shareholders or to bring business before an annual meeting of our shareholders must give written notice to our corporate secretary, subject to some exceptions, not less than 60 days and not more than 90 days prior to the date of the meeting.

                              PLAN OF DISTRIBUTION

         We may sell the securities subject to this prospectus in or outside the United States through underwriters or dealers, directly to one or more purchasers, or through agents. The prospectus supplement with respect to the securities we are offering will describe the specific terms of our offering, including

         o        the name or names of any underwriters, dealers, or agents,
         o        the purchase price of the securities,
         o        the proceeds to us from the offering,
         o        any delayed delivery arrangements,
         o any underwriting discounts and other items constituting underwriters' compensation,
         o        the initial public offering price,

         o any discounts or concessions that dealers may allow or reallow or pay, and
         o any securities exchanges on which we may have listed the securities we are offering.

         If we use underwriters in the sale, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices the underwriters determine at the time of sale. We may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. We will name the underwriter or underwriters for a particular underwritten offering of securities in the prospectus supplement relating to that offering, and if we use an underwriting syndicate, we will name the managing underwriter or underwriters on the cover of the prospectus supplement. Unless we state otherwise in the prospectus supplement, the obligations of the underwriters or agents to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities if they purchase any of them. We may change the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time.

         If we or the underwriters use dealers in the sale of the securities for which we are delivering this prospectus, we will sell those securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers will determine at the time of their resale. We will disclose the names of the dealers and the terms of the transaction in the prospectus supplement.

         We may sell the securities directly or through agents from time to time at fixed prices which we may change or at varying prices that we will determine at the time of sale. We will name any agent involved in the offer or sale of the securities for which we are delivering this prospectus, and we will disclose any commissions that we will pay to our agents in the prospectus supplement. Unless we indicate otherwise in the prospectus supplement, our agents will be acting on a best efforts basis for the period of its appointment.

         In connection with the sale of the securities, we or the purchasers of the securities may pay underwriters, dealers or agents compensation in the form of discounts, concessions or commissions. Underwriters, agents and dealers participating in the distribution of the securities may be underwriters, and any discounts or commissions that they receive from us and any profit they realize on their resale of the securities may be underwriting discounts or commissions under the Securities Act.

         We may sell the securities directly to institutional investors or others, who may be underwriters within the meaning of the Securities Act with respect to any resale of those securities. We will describe the terms of those sales in the prospectus supplement.

         If we indicate in the prospectus supplement, we will authorize our agents, underwriters or the dealers to solicit offers from institutions to purchase the securities at the public offering price that we will disclose in the prospectus supplement under delayed delivery contracts. A delayed delivery contract provides for the investor's payment and our delivery of the purchased securities on a specified date in the future. We expect that these contracts will be subject only to the conditions that we describe in the prospectus supplement, and the prospectus supplement will describe the commission that we pay our agents to solicit those contracts.

         Our agreements with our agents, dealers and underwriters may require us to indemnify them against a number of civil liabilities, including liabilities under the Securities Act, or to grant them contribution for payments that they may be required to make as a result of those liabilities. Our agents, dealers and underwriters and their affiliates may be customers of, engage in transactions with, or perform services for us in the ordinary course of their business.

         Some or all of the securities that we may issue may be new issues of securities with no established trading market. Any underwriters to whom we sell securities for a public offering may make a market in those securities, but we can not obligate them to do so and even if they do they may discontinue any market making at any time without notice. We can not assure you that a trading market will develop for any of the securities that we may offer or if any market does develop how liquid that market will be.

         In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which we may use to determine payments on our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover over allotments or to stabilize the price of such securities or any such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities or any such other securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

                                  LEGAL MATTERS

         Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., of Miami, Florida, will issue an opinion about certain legal matters with respect to the securities for us.

                                     EXPERTS

         Our consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as and for the periods indicated in their report with respect to those financial statements and have been included in this prospectus in reliance upon the authority of the firm as experts in accounting and auditing in giving such reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses of IVAX Corporation (the "Registrant") in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimated except for the Securities and Exchange Commission registration fee.

SEC Registration Fee...............................................$105,600
AMEX Listing Fee...................................................$ 17,500
Legal Fees and Expenses............................................$ 75,000
Accounting Fees and Expenses.......................................$ 20,000
Printing Expenses .................................................$100,000
Miscellaneous Expenses.............................................$  6,900
                                                                    --------

         TOTAL FEES AND EXPENSES...................................$325,000
                                                                    ========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 607.0831 of the Florida Business Corporation Act (the "Florida Act") provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the director is liable for an improper distribution; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

         Section 607.0850 of the Florida Act provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer or employee or agent of the corporation, against liability incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 607.0850 also provides that a corporation shall have the power to indemnify any person, who was or is a party to any proceeding by, or in the right of, the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.
Section 607.0850 further provides that such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this provision in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which court shall deem proper. Section 607.0850 further provides that to the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any of the foregoing proceedings, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. Under Section 607.0850, any indemnification under the foregoing provisions, unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct. Notwithstanding the failure of a corporation to provide such indemnification, and despite any contrary determination by the corporation in a specific case, a director, officer, employee or agent of the corporation who is or was a party to a proceeding may apply for indemnification to the appropriate court and such court may order indemnification if it determines that such person is entitled to indemnification under the applicable standard.

         Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

         The Registrant's bylaws provide that it shall indemnify its officers and directors and former officers and directors to the full extent permitted by law.

         The Registrant has entered into indemnification agreements with each of its officers and directors. The indemnification agreements generally provide that the Registrant will pay certain amounts incurred by an officer or director in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Registrant (derivative suits) where the individual's involvement is by reason of the fact that he was or is an officer or director. Under the indemnification agreements, an officer or director will not receive indemnification if such person is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. The agreements provide a number of procedures and presumptions used to determined the officer's or director's right to indemnification and include a requirement that in order to receive an advance of expenses, the officer or director must submit an undertaking to repay any expenses advanced on his behalf that are later determined he was not entitled to receive.

         The Registrant's directors and officers are covered by insurance policies indemnifying them against certain liabilities, including liabilities under the federal securities laws (other than liability under Section 16(b) of the Exchange Act), which might be incurred by them in such capacities.

ITEM 16. EXHIBITS

         The following exhibits either are filed herewith or incorporated by reference to documents previously filed or will be filed by amendment, as indicated below:

       Exhibits                           Description
       --------                           -----------

         1.1 The form of equity underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

         1.2 The form of debt underwriting agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

         4.1      Form of indenture.

         4.2 The form of any debt security with respect to each particular series of debt securities issued hereunder will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

         4.6 Rights Agreement dated December 19, 1997, between the Registrant and ChaseMellon Shareholder Services, L.L.C. with respect to the IVAX Corporation Shareholder Rights Plan (incorporated by reference to exhibit 4.3 to IVAX Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 filed on March 30, 2000).

         5        Opinion of Stearns Weaver Miller Weissler Alhadeff &
                  Sitterson, P.A.

         12       Statement regarding Computation of Ratio of Earnings to Fixed
                  Charges.

         23.1     Consent of Arthur Andersen LLP.

         23.2 Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5).

         24       Power of Attorney (included on signature page).

         25 The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.

ITEM 17. UNDERTAKINGS

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 6th day of December, 2000.

                                            IVAX CORPORATION

                                            By:/s/Phillip Frost, M.D.
                                               ---------------------------------
                                                Phillip Frost, M.D.
                                                Chairman of the Board and Chief
                                                Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE                               DATE
---------                         -----                               ----

/s/Phillip Frost, M.D.            Chairman of the Board, Chief        December 6, 2000
-----------------------------     Executive Officer
Phillip Frost, M.D.               (Principal Executive Officer)
                                  and Director


/s/Thomas E. Beier                Senior Vice President - Finance     December 6, 2000
-----------------------------     and Chief Financial Officer
Thomas E. Beier                   (Principal Financial Officer)


/s/Thomas E. McClary              Vice President - Accounting         December 6, 2000
-----------------------------     (Principal Accounting Officer)
Thomas E. McClary


/s/Mark Andrews                   Director                            December 6, 2000
-----------------------------
Mark Andrews


/s/Ernest Biekert, Ph.D.          Director                            December 6, 2000
-----------------------------
Ernest Biekert, Ph.D.


/s/Charles M. Fernandez           Director                            December 6, 2000
-----------------------------
Charles M. Fernandez


/s/Jack Fishman, Ph.D.            Director                            December 6, 2000
-----------------------------
Jack Fishman, Ph.D.

/s/Neil Flanzraich                Director, President and             December 6, 2000
-----------------------------     Vice Chairman of the Board
Neil Flanzraich


                                  Director, Vice-Chairman of
-----------------------------     the Board, Chief Technical Officer
Jane Hsiao, Ph.D.


/s/Isaac Kaye                     Director and Deputy Chief           December 6, 2000
-----------------------------     Executive Officer
Isaac Kaye

                                INDEX TO EXHIBITS

       Exhibits   Description
       --------   -----------

         4.1      Form of Indenture

         5        Opinion of Stearns Weaver Miller Weissler Alhadeff &
                  Sitterson, P.A.

         12       Statement Regarding Computation of Ratio of Earnings to Fixed
                  Charges

         23.2     Consent of Arthur Andersen LLP.

         25 The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture.